Exhibit 99.1

Meta Materials Announces Pricing of $25 Million Underwritten Public Offering

HALIFAX, NS / ACCESSWIRE / April 14, 2023 / Meta Materials Inc. (the “Company” or “META®”) (NASDAQ: MMAT, FSE: MMAT), a developer of high-performance functional materials and nanocomposites, today announced that it has priced an underwritten public offering of 83,333,334 shares of its common stock and warrants to purchase up to an aggregate of 83,333,334 shares of common stock at a combined public offering price of $0.30 per share and accompanying warrant. META has granted the underwriters a 30-day overallotment option to purchase up to an additional 12,500,000 shares of its common stock and/or warrants to purchase up to an additional 12,500,000 shares of common stock at the public offering price, less the underwriting discount. Each warrant is exercisable immediately at an exercise price of $0.375 per share and will expire five years following the date of issuance. All of the securities are to be sold by META. The gross proceeds of the offering are expected to be approximately $25 million before deducting the underwriting discount and estimated offering expenses payable by META, assuming no exercise of the underwriters’ overallotment option. The offering is expected to close on or about April 18, 2023 subject to satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. and A.G.P./Alliance Global Partners are acting as joint bookrunning managers for the offering.

META intends to use the net proceeds from the offering for working capital and general corporate purposes, which include, but are not limited to: on-going development of our existing and future products, (such as our advanced materials NPORE® and NCORE™ for Li-ion battery applications, electro-optical devices, the expansion of our manufacturing facilities and capital equipment purchases), as well as general and administrative expenses.

META filed a shelf registration statement on Form S-3 relating to the shares of common stock offered in the public offering described above with the Securities and Exchange Commission (the “SEC”) on November 10, 2022, which was declared effective by the SEC on November 18, 2022. META filed a preliminary prospectus supplement and accompanying prospectus relating to the offering with the SEC on April 13, 2023. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained from: Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by email: prospectus@ladenburg.com or from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus.

About Meta Materials Inc.

We are developing materials that we believe can improve the performance and efficiency of many current products as well as allow new products to be developed that we believe could not otherwise be developed without such materials across a range of applications, by inventing, designing, developing, and manufacturing sustainable, high-performance, functional materials, components, and systems. We believe that our extensive technology platform has the potential to enable leading global brands to deliver breakthrough products to their customers in consumer electronics, 5G communications, health and wellness, aerospace, automotive, and clean energy. Our nano-optic metamaterial technology provides anti-counterfeiting security features for government documents and currencies and authentication for brands. Learn more at www.metamaterial.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning expectations with respect to the expected completion and timing of closing of the public offering and the anticipated use of the net proceeds from the offering. Risks and uncertainties related to these endeavors include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering. Investors should review the risks and uncertainties contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023 as amended on Form 10-K/A, filed with the SEC on March 24, 2023, in the preliminary prospectus supplement related to the public offering filed with the SEC on April 13, 2023, and in the final prospectus supplement to be filed with the SEC, as well as other risks set forth in our other filings with the SEC. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those described in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Inquiries

Rob Stone Vice President, Corporate Development and Communications

Meta Materials Inc.

media@metamaterial.com

Investor Contact

Mark Komonoski

Senior Vice President

Integrous Communications

Phone: 1-877-255-8483

Email: ir@metamaterial.com

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